EXHIBIT 21

ACCELERATE DIAGNOSTICS, INC.
LIST OF SUBSIDIARIES

Legal Entity	Jurisdiction/Domicile
Accelerate Diagnostics UK Limited	England
Accelerate Diagnostics S.L.	Spain